EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form F-3 of Ship Finance International Limited and subsidiaries (the “Company”) of our report dated March 13, 2008, relating to the consolidated financial statements of the Company and the effectiveness of the Company’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2007. We also consent to the reference to us under the heading “Experts” in this Registration Statement.
/s/ MSPC
Certified Public Accountants and Advisors
A Professional Corporation

New York
New York
December 5, 2008